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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 5 to this Registration Statement under the Securities Act of 1933 and Amendment No. 17 to this Registration Statement under the Investment Company Act of 1940 on Form N-4 (File No. 33-76162) of our report which includes an explanatory paragraph, regarding the adoption of Financial Accounting Standards Board Interpretation No. 40 and Statement of Financial Accounting Standards No. 120 dated May 29, 1997, except for Note 14, as to which the date is February 26, 1998, on our audit of the financial statements of The Manufacturers Life Insurance Company of North America (formerly North American Security Life Insurance Company). We also consent to the reference to our firm under the caption "Independent Auditors."


                                    Coopers & Lybrand L.L.P.



Boston, Massachusetts
April 27, 1998